Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333‑____), pertaining to the 2013 Equity and Cash Incentive Plan of Triumph Group, Inc. of our reports dated May 29, 2013, with respect to the consolidated financial statements and schedule of Triumph Group, Inc. and the effectiveness of internal control over financial reporting of Triumph Group Inc. included in its Annual Report (Form 10-K) for the year ended March 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
November 25, 2013